EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 21, 1998 appearing on page 20 of Oak Industries Inc.'s Annual Report on Form l0-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP
Boston, Massachusetts
April 14, 1998